As filed with the Securities and Exchange Commission on December 16, 2009

Registration No. 333-158373

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROOMSTORE, INC.

(Exact name of registrant as specified in its charter)

Virginia	5712	54-1832498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer ID #)

12501 Patterson Avenue

Richmond, Virginia 23238

(804) 784-7600

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Brian D. Bertonneau, Esq.

Corporate Secretary and Legal Counsel

RoomStore, Inc.

12501 Patterson Avenue

Richmond, Virginia 23238

(804) 784-7643

(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the common stock to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses payable by RoomStore, Inc. (the “Company”) in connection with the issuance and distribution of the securities being registered hereby (other than underwriting or broker-dealer discounts and commissions, which will be payable by the distributing stockholder). Except for the SEC registration fee, all of the amounts shown are estimates.

SEC registration fee	$1,283
Printing and engraving expenses	$35,000
Accounting fees and expenses	$175,000
Legal fees and expenses	$50,000
NYSE Amex listing and expenses	$100,000
Miscellaneous fees and expenses	$15,000
Total	$377,000

Item 14.	Indemnification of Directors and Officers

The officers and directors of the Company are indemnified as provided by the Virginia law, the Company’s articles of incorporation and by agreement.

The Company is a corporation organized under the laws of the Commonwealth of Virginia. Chapter 9 of Title 13.1 of the Code of Virginia provides for both mandatory and permissive indemnification of directors and officers who act in good faith and in the best interest of a Virginia corporation. (See Virginia Code §13.1-697, §13.1-698 and §13.1-702).

The Amended and Restated Articles of Incorporation (approved by the Virginia State Corporation Commission as of May 25, 2005) also provides for the indemnification and defense of any director or officer acting on behalf of the company, except in cases of willful misconduct or a knowing violation of any state or federal securities law.

As of November 7, 2007, the company also entered into separate indemnification agreements with each of the current Directors namely, Curtis C. Kimbrell, Ronald A. Kaplan, Robert C. Shaffner, N. Martin Stringer, and Eugene I. Davis. These indemnification agreements provide that the company shall hold harmless and indemnify the named individuals to the fullest extent authorized by the company’s Articles of Incorporation and Bylaws and by applicable state laws. These indemnification agreements specifically cover proceedings or losses under the Securities Act of 1933, the Securities Exchange Act of 1934 and any state securities laws. The agreements do not cover willful misconduct or a knowing violation of criminal laws.

Item 15.	Recent Sales of Unregistered Securities.

On August 16, 2000, the Company, along with its then parent company Heilig-Meyers Company, Inc. (“HMC”), and certain affiliated entities, commenced cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”). On May 18, 2005, the Bankruptcy Court confirmed the Company’s February 2005 plan of reorganization (the “Plan”), which became effective June 1, 2005 (the “Effective Date”). The Plan directed the Company to issue up to 9,835,000 shares of its common stock to former creditors of the Company and HMC. On the Effective Date, the Company issued 9,835,000 shares of its common stock to the Unsecured Claims Reserve (as such term is used in the Plan), which shares were then distributed from the reserve to 736 initial holders in November 2006 in accordance with the terms of the Plan. The shares of common stock were issued in reliance on section 1145 of the Bankruptcy Code.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement and this list shall also constitute the Exhibit Index.

Exhibit Number	Description

2.0**	Third Amended and Restated Joint Liquidating Plan of Reorganization Proposed by Heilig-Meyers Company, Heilig-Meyers Furniture Company, Heilig-Meyers Furniture Company West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc., and the Official Committee of Unsecured Creditors.

3.1**	Articles of Incorporation of RoomStore, Inc., as amended and restated.

3.2**	Bylaws of RoomStore, Inc., as amended and restated.

4.1**	Specimen Stock Certificate of RoomStore, Inc.’s common stock, par value $0.01 per share.

5.1**	Opinion of Brian D. Bertonneau, counsel for RoomStore, Inc.

10.1**	Loan and Security Agreement, dated June 1, 2005, between Bank of America, N.A. and RoomStore, Inc.

10.2**	Amended and Restated Credit Card Program Agreement, dated September 1, 2005, by and between HSBC Bank Nevada, N.A. and RoomStore, Inc., as amended.*

10.3**	Application and Services Agreement, dated October 7, 2005, by and between Furniture.com, Inc. and RoomStore, Inc.

10.4**	Registration Rights Agreement, dated June 1, 2005, among HMY RoomStore, Inc. and the Heilig-Meyers Liquidation Trust.

10.5**	RoomStore, Inc. 2005 Stock Incentive Plan, as amended and restated.

10.6**	Form of Nonstatutory Stock Option Agreement under RoomStore, Inc. 2005 Stock Incentive Plan.

10.7**	Employment Agreement, dated June 1, 2005, between RoomStore, Inc. and Curtis C. Kimbrell.

10.8**	Management Incentive Plan.

10.9**	Severance Plan for Executive Employees.

10.10**	Supplemental Severance Plan for Senior Executive Employees.

10.11**	Form of Indemnity Agreement between RoomStore, Inc. and Directors.

10.12**	Operating Agreement for Mattress Discounters Group, LLC

10.13**	Management Services Agreement between RoomStore, Inc. and Mattress Discounters Group, LLC.

10.14**	Credit Card Retailer Agreement, dated December 1, 2001, between Wells Fargo Financial National Bank and Mattress Discounters Group, LLC.

10.15**	Deferred Compensation Plan for Non-Employee Directors

23.1**	Consent of BDO Seidman, LLP.

23.2**	Consent of Brian D. Bertonneau (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page to the original Registration Statement).

*	Certain portions of these agreements have been omitted pursuant to a confidential treatment request.
**	Previously filed.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona, fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the County of Goochland, in the Commonwealth of Virginia, on this 16th day of December 2009.

ROOMSTORE, INC.

By:	/S/ CURTIS C. KIMBRELL, III
Curtis C. Kimbrell, III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

[SIGNATURES APPEAR ON NEXT PAGE]

Signature	Capacity	Date

/S/ CURTIS C. KIMBRELL, III Curtis C. Kimbrell, III	President, Chief Executive Officer and Director (principal executive officer)	December 16, 2009

/S/ LEWIS M. BRUBAKER, JR. Lewis M. Brubaker, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	December 16, 2009

* Robert C. Shaffner	Chairman of the Board of Directors	December 16, 2009

* Eugene I. Davis	Director	December 16, 2009

* Ronald A. Kaplan	Director	December 16, 2009

* N. Martin Stringer	Director	December 16, 2009

*By	/S/ CURTIS C. KIMBRELL, III
Curtis C. Kimbrell, III
Attorney-in-Fact